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                                                                    EXHIBIT 99.1



     Therapeutic Antibodies Inc ("Therapeutic Antibodies" or the "Company")

       Result of the Annual Meeting of Stockholders (the "Annual Meeting")

The Board of Therapeutic Antibodies announces that at the Annual Meeting held earlier today, all resolutions, including the resolution to approve the proposed merger with Proteus International plc ("Proteus"), (the "Merger"), were duly passed.

It is expected that completion of the Merger will occur at 9 am on 15 September 1999, when it is expected that dealings in the new Protherics PLC Ordinary Shares will commence. Also at that time it is expected that the cancellation of the listing of Therapeutic Antibodies' common stock on the London Stock Exchange will become effective.

13 September 1999